Exhibit 99.1

FOR IMMEDIATE RELEASE

KERN COUNTY BOARD OF SUPERVISORS UNANIMOUSLY REAFFIRMS APPROVAL OF GRAPEVINE AT TEJON RANCH

Master planned community will include 12,000 residential units and 5.1 million square feet of commercial development

Bakersfield, CA (December 10, 2019) – By a 5-0 vote, the Kern County Board of Supervisors unanimously reapproved the development of Grapevine at Tejon Ranch, a new master planned community in southern Kern County. The community will be located adjacent to the Tejon Ranch Commerce Center near the base of the foothills in the southern San Joaquin Valley. The Supervisors reviewed and approved a Supplemental Re-circulated Environmental Impact Report prepared in response to a court ruling requiring additional study and mitigation of potential traffic impacts.

“Three years after the initial vote, we are very pleased the Kern County Board of Supervisors has once again approved these entitlements for Grapevine at Tejon Ranch,” said Gregory S. Bielli, President and CEO of Tejon Ranch Company. “This new community will support the thousands of jobs already in the area and will serve as a catalyst for further economic development and job creation in the region.”

The development plan for Grapevine at Tejon Ranch calls for 12,000 residential units and 5.1 million square feet of commercial space. The community will develop along both sides of Interstate 5 and will provide nearby residential opportunities for the thousands of workers currently employed at businesses within the Tejon Ranch Commerce Center, as well as support the attraction of future employers to further grow the employment base at Grapevine.

Sustainable Development

Residents of Grapevine will enjoy a state-of-the-art community and active lifestyle in a beautiful foothill setting. 50% or more of the community’s energy supply will be generated on site by renewable sources, consistent with Tejon Ranch’s commitment to sustainable development. The community will be designed to promote water efficiency and will be developed as an extremely walkable community, with an extensive network of bike and walking trails, and with key retail and commercial uses being located within close-proximity to residential areas.

The Supervisors were effusive in their praise for the community, noting its environmental sensitivity, the care and planning that went into its design, and the role Grapevine will play in the future of Kern County.

“This project is a cutting-edge project and represents the opportunity for people to live, work and recreate in close proximity to each other,” said Zack Scrivner, Second District Supervisor.

Community Details

The community plan for Grapevine involves 8,010-acres of the 270,000-acre Tejon Ranch. 4,200 acres within the plan is designated and zoned for residential, commercial and civic uses, including public services, education, and medical opportunities. These uses will be grouped into six different mixed-use villages, which will be developed over an expected 20-year time period. 3,800 acres within the plan is designated as open space, with agriculture, recreation, and grazing as the primary uses, and will connect to 240,000-acres of open space and recreation on Tejon Ranch.

Centered in Tejon Ranch’s rich and historic legacy and offering almost unlimited opportunities for individuals, families and companies, Grapevine represents a true expression of Kern County’s brand of “Grounded and Boundless.”

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About Tejon Ranch

Tejon Ranch Co. (NYSE: TRC) is a growth-oriented, diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found on our website at www.tejonranch.com.

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CONTACT:

Barry Zoeller, Senior Vice President, Corporate Communications & Investor Relations

(661) 663-4212

bzoeller@tejonranch.com